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									OMB APPROVAL

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						UNITED STATES
				SECURITIES AND EXCHANGE COMMISSION
					Washington, D.C. 20549

						SCHEDULE 13G

			Under the Securities Exchange Act of 1934
					  (Amendment No. 1)

				Digital Generation Systems, Inc.
					  (Name of Issuer)

						Common Stock
				(Title of Class of Securities)

						  125708107
						(CUSIP Number)

						December 31, 1998
		(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

					/___/	Rule 13d-1(b)
					/ X /	Rule 13d-1(c)
					/___/	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
SEC 1745 (3-98)				Page 1 of 13

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CUSIP No. 125708107			13G		Page 2 of 13 Pages

-----------------------------------------------------------------
1	NAME OF REPORTING PERSON
	IRS IDENTIFICATION NO. OF ABOVE PERSON

	London Merchant Securities plc
-----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a)/X/
	(b)/ /
-----------------------------------------------------------------
3	SEC USE ONLY

-----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United Kingdom
-----------------------------------------------------------------
	  NUMBER OF	5	SOLE VOTING POWER
	   SHARES			0
	BENEFICIALLY		----------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH			1,783,105
	 REPORTING		----------------------------------------
	   PERSON		7	SOLE DISPOSITIVE POWER
	    WITH			0
					----------------------------------------
				8	SHARED DISPOSITIVE POWER
					1,783,105
-----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	1,783,105
-----------------------------------------------------------------
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
	CERTAIN SHARES*
-----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	6.8
-----------------------------------------------------------------
12	TYPE OF REPORTING PERSON
	00
-----------------------------------------------------------------


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CUSIP No. 125708107			13G		Page 3 of 13 Pages

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1	NAME OF REPORTING PERSON
	IRS IDENTIFICATION NO. OF ABOVE PERSON

	Lion Investments Limited
-----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a)/X/
	(b)/ /
-----------------------------------------------------------------
3	SEC USE ONLY

-----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United Kingdom
-----------------------------------------------------------------
	  NUMBER OF	5	SOLE VOTING POWER
	   SHARES			560,824
	BENEFICIALLY		----------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH			0
	 REPORTING		----------------------------------------
	   PERSON		7	SOLE DISPOSITIVE POWER
	    WITH			560,824
					----------------------------------------
				8	SHARED DISPOSITIVE POWER
					0
-----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	560,824
-----------------------------------------------------------------
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
	CERTAIN SHARES*
-----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	2.1
-----------------------------------------------------------------
12	TYPE OF REPORTING PERSON
	00
-----------------------------------------------------------------


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CUSIP No. 125708107			13G		Page 4 of 13 Pages

-----------------------------------------------------------------
1	NAME OF REPORTING PERSON
	IRS IDENTIFICATION NO. OF ABOVE PERSON

	Westpool Investment Trust plc
-----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a)/X/
	(b)/ /
-----------------------------------------------------------------
3	SEC USE ONLY

-----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United Kingdom
-----------------------------------------------------------------
	  NUMBER OF	5	SOLE VOTING POWER
	   SHARES			1,222,281
	BENEFICIALLY		----------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH			0
	 REPORTING		----------------------------------------
	   PERSON		7	SOLE DISPOSITIVE POWER
	    WITH			1,222,281
					----------------------------------------
				8	SHARED DISPOSITIVE POWER
					0
-----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	1,222,281
-----------------------------------------------------------------
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
	CERTAIN SHARES*
-----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	4.7
-----------------------------------------------------------------
12	TYPE OF REPORTING PERSON
	00
-----------------------------------------------------------------

CUSIP No. 125708107			13G		Page 5 of 13 Pages

-----------------------------------------------------------------
1	NAME OF REPORTING PERSON
	IRS IDENTIFICATION NO. OF ABOVE PERSON

	Robert A. Rayne
-----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a)/X/
	(b)/ /
-----------------------------------------------------------------
3	SEC USE ONLY

-----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United Kingdom
-----------------------------------------------------------------
	  NUMBER OF	5	SOLE VOTING POWER
	   SHARES			92,500
	BENEFICIALLY		----------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH			0
	 REPORTING		----------------------------------------
	   PERSON		7	SOLE DISPOSITIVE POWER
	    WITH			92,500
					----------------------------------------
				8	SHARED DISPOSITIVE POWER
					0
-----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	92,500
-----------------------------------------------------------------
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
	CERTAIN SHARES*
-----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	0.4
-----------------------------------------------------------------
12	TYPE OF REPORTING PERSON
	IN
-----------------------------------------------------------------

CUSIP No. 125708107			13G		Page 6 of 13 Pages

-----------------------------------------------------------------
1	NAME OF REPORTING PERSON
	IRS IDENTIFICATION NO. OF ABOVE PERSON

	Eugene M. Weber
-----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a)/X/
	(b)/ /
-----------------------------------------------------------------
3	SEC USE ONLY

-----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States
-----------------------------------------------------------------
	  NUMBER OF	5	SOLE VOTING POWER
	   SHARES			10,000
	BENEFICIALLY		----------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH			0
	 REPORTING		----------------------------------------
	   PERSON		7	SOLE DISPOSITIVE POWER
	    WITH			10,000
					----------------------------------------
				8	SHARED DISPOSITIVE POWER
					0
-----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	10,000
-----------------------------------------------------------------
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
	CERTAIN SHARES*
-----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	0.04
-----------------------------------------------------------------
12	TYPE OF REPORTING PERSON
	IN
-----------------------------------------------------------------

CUSIP No. 125708107			13G		Page 7 of 13 Pages

-----------------------------------------------------------------
1	NAME OF REPORTING PERSON
	IRS IDENTIFICATION NO. OF ABOVE PERSON

	Angela G. Weber
-----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a)/X/
	(b)/ /
-----------------------------------------------------------------
3	SEC USE ONLY

-----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States
-----------------------------------------------------------------
	  NUMBER OF	5	SOLE VOTING POWER
	   SHARES			1,000
	BENEFICIALLY		----------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH			0
	 REPORTING		----------------------------------------
	   PERSON		7	SOLE DISPOSITIVE POWER
	    WITH			1,000
					----------------------------------------
				8	SHARED DISPOSITIVE POWER
					0
-----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	1,000
-----------------------------------------------------------------
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
	CERTAIN SHARES*
-----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	0.004
-----------------------------------------------------------------
12	TYPE OF REPORTING PERSON
	IN
-----------------------------------------------------------------

CUSIP No. 125708107				13G			Page 8 of 13 Pages

ITEM 1.

     (a)  The name of the issuer is Digital Generation Systems, Inc.
		(the "Issuer").

     (b)  The principal executive office of the Issuer is located at
		875 Battery Street, San Francisco, CA 94111.


ITEM 2.

     (a)  The names of the persons filing this statement are:
		London Merchant Securities plc ("LMS"); Lion Investments Limited ("Lion"); Westpool Investment Trust plc ("Westpool");
		Robert A. Rayne ("Rayne"); Eugene M. Weber ("Mr. Weber"); and Angela G. Weber ("Ms. Weber") (collectively, the "Filers").

     (b)  The principal business address of LMS, Lion, Westpool and
		Rayne is 33 Robert Adam Street, London WIM 5AH, United Kingdom. The principal business address of Mr. Weber and Ms. Weber is 50 California Street, Suite 3200, San Francisco, California 94111.

     (c)  LMS, Lion and Westpool are limited companies organized under the
		laws of England and Wales. Rayne is a citizen of the United Kingdom. Mr. Weber and Ms. Weber are citizens of the United States.

     (d)  This statement relates to shares of common stock of the Issuer
		(the "Stock").

     (e)  The CUSIP number of the Stock is 125708107.

CUSIP No. 125708107				13G			Page 9 of 13 Pages

ITEM 3. If this statement is filed pursuant to rule 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	___	Broker or dealer registered under section 15 of the Act (15
U.S.C. 78o).

	(b)	___	Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
78c).

	(c)	___	Insurance company as defined in section 3(a)(19) of the Act
(15 U.S.C. 78c).

	(d)	___	Investment company registered under section 8 of the
Investment Company Act of 1940 (15 U.S.C. 80a-8).

	(e)	___	An investment adviser in accordance with 240.13d-
1(b)(1)(ii)(E).

	(f)	___	An employee benefit plan or endowment fund in accordance
with 240.13d-1(b)(1)(ii)(F).

	(g)	___	A parent holding company or control person in accordance
with 240.13d-1(b)(1)(ii)(G)

	(h)	___	A savings association as defined in section 3(b) of the
Federal Deposit Insurance Act (12 U.S.C. 1813).

	(i)	___	A church plan that is excluded from the definition of an
investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

	(j)	___	Group, in accordance with section 240.13d-1(b)(1)(ii)(J)

CUSIP No. 125708107				13G			Page 10 of 13 Pages

ITEM 4.  OWNERSHIP

See Items 5-9 and 11 on the cover sheet for each Filer.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /___/.


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

CUSIP No. 125708107				13G			Page 11 of 13 Pages


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

See Item 2(a) of this Schedule

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10.  CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	February 2, 1999


London Merchant Securities plc

By:	/s/ Robert A. Rayne				/s/ Robert A. Rayne
	Robert A. Rayne					Robert A. Rayne
	Director


Lion Investments Limited				/s/Eugene M. Weber
								Eugene M. Weber
By:	/s/ Robert A. Rayne
	Robert A. Rayne
	Director
								/s/ Angela G. Weber
Westpool Investment Trust plc			Angela G. Weber


By:	/s/ Robert A. Rayne
	Robert A. Rayne
	Director

						13G

CUSIP No. 125708107						Page 12 of 13 Pages

											EXHIBIT A
			AGREEMENT REGARDING JOINT FILING
			OF STATEMENT ON SCHEDULE 13D OR 13G

The undersigned agree to file jointly with the Securities and Exchange Commission (the "SEC") any and all statements on Schedule 13D or Schedule 13G (and any amendments or supplements thereto) required under section 13(d) of the Securities Exchange Act of 1934, as amended, in connection with purchases by the undersigned of common stock of Digital Generation Systems, Inc. For that purpose, the undersigned hereby constitute and appoint London Merchant Securities plc, a limited company organized under the laws of England and Wales, as their true and lawful agent and attorney-in-fact, with full power and authority for and on behalf of the undersigned to prepare or cause to be prepared, sign, file with the SEC and furnish to any other person all certificates, instruments, agreements and documents necessary to comply with section 13(d) and section 16(a) of the Securities Exchange Act of 1934, as amended, in connection with said purchases, and to do and perform every act necessary and proper to be done incident to the exercise of the foregoing power, as fully as the undersigned might or could do if personally present.

DATED:	May 10, 1997

London Merchant Securities plc

By:	/s/ Robert A. Rayne
	Robert A. Rayne
	Director


Lion Investments Limited

By:	/s/ Robert A. Rayne
	Robert A. Rayne
	Director


Westpool Investment Trust plc

By:	/s/ Robert A. Rayne
	Robert A. Rayne
	Director



(Signatures continued on next page)

						13G

CUSIP No. 125708107						Page 13 of 13 Pages

(Signatures continued from previous page)


/s/ Robert A. Rayne
Robert A. Rayne


/s/ Iain MacPhail
Iain MacPhail


/s/Eugene M. Weber
Eugene M. Weber


/s/ Morris Cheston III
Morris Cheston III


/s/ Angela G. Weber
Angela G. Weber




BLD/5054/002/1027702.01